Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-257917) on Form S-8 of our report dated June 23, 2023, with respect to the financial statements and the supplemental Schedule H, Line 4i–Schedule of Assets (Held at End of Year) as of December 31, 2022 of the Valero Energy Corporation Thrift Plan.

/s/ KPMG LLP

Austin, Texas
June 23, 2023